First Business Bank Announces 2026 CEO Succession Plan

May 5, 2025

Chief Executive Officer Corey Chambas to Retire in May 2026, President and Chief Operating Officer Dave Seiler named successor

MADISON, Wis. – (Business Wire) – First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq:FBIZ) announced that Corey A. Chambas intends to retire from his role as Chief Executive Officer on May 2, 2026. The Company will name President and Chief Operating Officer David R. Seiler to succeed him as CEO effective the same date. Mr. Chambas will remain on the boards of directors of the Company and First Business Bank.

“On behalf of our Board and entire organization, I extend our deep appreciation to Corey for his visionary leadership, which has been instrumental in driving our growth, shaping our culture, preserving our mission, and building shareholder value over the past three decades,” said Jerry Kilcoyne, Chairman of the Board of Directors of the Company. “Corey’s commitment to First Business Bank’s founding mission – to be the experts our business clients deserve – helped establish a culture that differentiates the Bank for our employees, clients, communities, and shareholders alike. Nowhere is Corey’s impact on our organization more evident than in the outstanding leadership team of industry veterans and visionary contributors he has built. I am very pleased that we can continue to rely on his expertise over the next year as he and Dave work closely to support the ongoing execution of the Bank’s strategic plan.”

Mr. Chambas joined the Company in 1993 and has been Chief Executive Officer of First Business Financial Services, Inc. since January 2006 and served as its President from February 2005 to January 2023.

Chambas stated, “I am honored to have contributed to First Business Bank’s exceptional growth and success, and I am humbled to lead the Company alongside my colleague and friend, Dave Seiler. Dave embodies First Business Bank’s commitment to best-in-class client service, and he has been a trusted partner to me and the entire management team for nearly a decade. Dave’s thirty plus years in the banking industry prior to joining First Business Bank equipped him with expertise that has been vital to our growth in size and sophistication. He has led all the Bank’s revenue-generating business lines and most internal operations, and just as importantly lives out our culture, making him ideally suited to serve as our next CEO. I am confident his strategic vision for future success will create continued growth and value for all our stakeholders.”

Mr. Seiler has been President and Chief Operating Officer of First Business Financial Services, Inc. since January 2023 following seven years of service as Chief Operating Officer. Prior to joining the Bank in April 2016, Seiler served in various leadership roles with leading commercial banking firms in the Midwest. Most recently, he served as Managing Director of the Correspondent Banking Division of BMO Harris Bank. Seiler earned a bachelor’s degree in marketing and business administration and a master’s degree in real estate appraisal and investment analysis from the University of Wisconsin - Madison.

“I will be honored to step into Corey’s role as CEO and look forward to working together over the next year to ensure a smooth transition,” Seiler commented. “I am excited to carry on Corey’s forward-thinking vision, ensuring we position First Business Bank to thrive in the future. Most importantly, I will strive to protect and strengthen our culture, which is foundational to our success.”